Exhibit 3.1


                         CERTIFICATE OF INCORPORATION

                                      OF

                                  ESPOS INC.



                                                            STATE OF NEW YORK
                                                          DEPARTMENT OF STATE
                                                           FILED  NOV 29 1990




 Filed by:
                                         McAndrew, Conboy & Frisco, Esqs.
                                         234 Peters Avenue
                                         East Meadow, New York 11554

                         CERTIFICATE OF INCORPORATION


                                  ESPOS INC.



     Under Section 402 of the Business Corporation Law.

     The undersigned,  for the purpose of  forming a corporation pursuant  to
 Section 402 of the Business Corporation Law of the State of New York, does hereby certify and set forth:


     FIRST:     The name of the corporation is ESPO'S INC.

     SECOND:    The purposes for which the corporation is formed are:

     To engage in any lawful act or activity for which corporations may be organized under the business corporation law, provided that the corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

     To manufacture, buy, suit, distribute, job, to be a franchise dealer licensee, Import, export end otherwise deal in winter and summer clothing, sporting goods and wearing apparel of every kind and description, and other related and unrelated products at wholesale and at retail and as principal and agent.

     To manufacture, design, style, produce, cut, sew, process, prepare, merchandise, buy, sell, transport, distribute, export and import, at wholesale, retail and as jobber, as principal, contractor, broker, sales representative or agent or commission, and otherwise generally and in all ways handle, trade and deal in and with any and all articles and items of wearing apparel, clothing, garments, and undergarments, including but not limited to, shirts, sportswear, blouses, waists, pajamas, underwear, suits, coats, trousers, slacks, jeans, jackets, sport clothes, dress clothes, play clothes, work clothes, robes, swimwear, beachwear, leisurewear, cruisewear, sweaters, rainwear, neckwear, scarves, nlghtwear, haberdashery, dresses, skirts. separates, shorts, pedal pushers, belts, furnishings, footwear, hats caps, hosiery, athletic wear, camp wear, handkerchiefs, mufflers, knitwear and any and all other articles of general wearing apparel, accessories, novelties and specialties, of every kind, nature and description and for whatsoever use and purpose, and of every kind and type of material and, composition.

     To conduct and carry on the business of custom and ready made tailoring for men, women, and children; to manufacture, buy, sell, import, export and generally deal in wearing apparel for men, woman and children end cloth. and fabrics from which wearing apparel is made; to design clothing for men, women and children and generally to do all things commonly done by those engaged in the same line of business.

     To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip. securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or without the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership. including all voting powers thereon.

     To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties. assets, business' and goodwill of any persons, firms, associations or corporations.

     The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or: permitted to a corporation by the Business Corporation Law, it being intended that this corporation shall have all rights, powers and privileges granted or permitted to a corporation by such statute.


     THIRD: The office of the corporation is to be located in the County of Suffolk, State of New York.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Two Hundred (200), all of which shall be without par value.


     FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served on him is:


                         28D Jobs Lane

                         Southampton, New York 11968

     SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a Judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

     IN WITNESS WHEREOF, this certificate has been subscribed to this 27th day of November, 1990 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


                                             /s/
                                             ---------------
                                             GERALD WEINBERG
                                             90 State Street
                                             Albany, New York



                       [ FILING RECEIPT APPEARS HERE]